Exhibit (a)(7)

PRESS RELEASE

5/14/2012

The New Ireland Fund, Inc. Announces Tender Offer

Boston, Massachusetts –May 14, 2012 – The New Ireland Fund, Inc. (NYSE: IRL) announced today that the Board of Directors has approved a tender offer for up to 15% of the Fund's outstanding shares at a price equal to 98% of the Fund's Net Asset value ("NAV") per share as determined by the Fund on the next business day following the expiration of the tender offer.   The tender offer is part of the Fund's ongoing process of reviewing actions that might be taken to enhance shareholder value and to address the discount at which shares have tended to trade.   As previously announced, the Fund had retained Thomas J. Herzfeld Advisors, Inc. ("Herzfeld") to advise it on discount reduction mechanisms, and this action is based, in part, on Herzfeld's recommendation.   The Fund also announced that it will conduct a second tender offer for up to 5% of the Fund's outstanding shares, at a price equal to 98% of NAV per share on the next business day following the expiration of the tender offer, if two conditions are met: (i) that more than 50% of the Fund's shares are tendered in the first tender offer and (ii) that the average discount of the market price of the Fund's shares to NAV is equal to or greater than 10% (based on daily closing prices) during the calendar quarter ending March 31, 2013.   There can be no guarantee that the second tender offer will occur.

The first tender offer will be made on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal in connection with commencement of the tender offer on or about May 15, 2012 and termination of the tender offer on or about June 13, 2012, unless extended.   In connection with this tender offer, the Fund will suspend any purchases of shares in the open market pursuant to its share repurchase program at least until on or about 10 business days after the termination of the tender offer.

The first offer is not conditioned upon the tender of any minimum number of shares.   If the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to l5% of outstanding shares, the Fund will purchase all Fund shares tendered.   However, if the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date exceeds 15% of outstanding shares, the Fund will purchase tendered shares on a pro-rata basis. There can be no assurance that the Fund will be able to purchase all the shares that a stockholder tendered.

The first tender offer and, if it occurs, the second tender offer are being conducted pursuant to an agreement with Bulldog Investors, Brooklyn Capital Management LLC, Phillip Goldstein and Andrew Dakos.

Neither the Fund, the Investment Manager, nor the Fund's Board of Directors is making any recommendation to any stockholder whether to tender or refrain from tendering shares in the tender offer.   The Fund and the Board of Directors urge each stockholder to read and evaluate the tender offer and related materials carefully and make his or her own decision.   Questions, requests for assistance and requests for additional copies of the tender and related materials should be directed to AST Fund Solutions, the Fund's Information Agent, toll free at 1-877-478-5039.

As a result of the tender offers, the Fund's expense ratio may increase as certain fixed expenses are distributed over a smaller asset base, as the assets could be reduced by more than 20% over the coming 12 months.

The New Ireland Fund is a closed-end diversified investment company that seeks long-term capital appreciation through investing at least 80% of its assets in a portfolio of Irish securities. The Fund, which is managed by Kleinwort Benson Investors International Limited, is listed on the New York Stock Exchange under the trading symbol "IRL".  For further information, please contact the Fund at 1-800-468-6475.

THIS ANNOUNCEMENT AND THE DESCRIPTION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUND.  AT THE TIME THE TENDER OFFER IS COMMENCED, THE FUND WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WITH RESPECT TO THE OFFER.  ALL OF THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS OF THE FUND ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.  SHAREHOLDERS OF THE FUND WILL BE ABLE TO OBTAIN A FREE COPY OF EACH OF THESE DOCUMENTS (WHEN THEY BECOME AVAILABLE) AT THE FUND'S WEBSITE AT WWW.NEWIRELANDFUND.COM, OR BY CALLING TOLL-FREE 1-800-468-6475 OR BY CONTACTING AST FUND SOLUTIONS, THE FUND'S INFORMATION AGENT, TOLL FREE AT 1-877-478-5039.  THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WILL ALSO BE AVAILABLE AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.